Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                             At or For          At or For               At or For
                                            Year Ended      Six Months Ended            Year Ended
                                           December 31,        December 31,              June 30,
                                        -----------------   -----------------   ---------------------------
                                          2000      1999      1998      1997      1998      1997      1996
                                        -------   -------   -------   -------   -------   -------   -------
                                                                (Dollars in thousands)
Earnings:
1. Income before income taxes           $23,662   $20,695   $11,216   $10,538   $21,368   $15,091   $18,405
2. Plus interest expense                 48,861    35,463    16,530    15,601    31,992    28,822    28,132
                                        -------   -------   -------   -------   -------   -------   -------
3. Earnings including
     interest on
     deposits                            72,523    56,158    27,746    26,139    53,360    43,913    46,537
4. Less interest on deposits             32,244    24,966    12,255    10,395    20,951    17,951    17,003
                                        -------   -------   -------   -------   -------   -------   -------
5. Earnings excluding
     interest on
     deposits                           $40,279   $31,192   $15,491   $15,744   $32,409   $25,962   $29,534
                                        =======   =======   =======   =======   =======   =======   =======

Fixed Charges:
6. Including interest on
     deposits and
     capitalized interest               $48,861   $35,463   $16,530   $15,601   $31,992   $28,822   $28,132
7. Less interest on deposits (Line 4)    32,244    24,966    12,255    10,395    20,951    17,951    17,003
                                        -------   -------   -------   -------   -------   -------   -------
8. Excluding interest on deposits       $16,617   $10,497   $ 4,275   $ 5,206   $11,041   $10,871   $11,129
                                        =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to fixed charges:
    Including interest on
      deposits (Line 3 divided
      by Line 6)                           1.48      1.58      1.68      1.68      1.67      1.52      1.65
                                        =======   =======   =======   =======   =======   =======   =======
    Excluding interest on deposits
     (Line 5 divided  by Line 8)           2.42      2.97      3.62      3.02      2.94      2.39      2.65
                                        =======   =======   =======   =======   =======   =======   =======
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